                                                                 EXHIBIT (15)(b)





October 27, 2000


Consumers Energy Company:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statement No. 333-89363 its Form 10-Q for the quarter ended September 30, 2000, which includes our report dated October 27, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



Very truly yours,

/s/ Arthur Andersen LLP